Exhibit 10.1

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into this 14th day of March, 2009, by and between, Steve Gutierrez (hereinafter “Executive”), an individual and resident of Kansas and FCStone Group, Inc. (hereinafter “Employer”).

RECITALS

WHEREAS, Executive was employed by Employer beginning March 18, 2002, most recently as its Chief Operations Officer; and

WHEREAS, Executive’ employment relationship with Employer is governed by the terms of an Executive Employment Agreement, signed by Executive on November 7, 2008 (“Executive Employment Agreement”). A copy of the Executive Employment Agreement is attached to this Agreement as Exhibit A.;

WHEREAS, Executive’ employment relationship, and all other relationships, with Employer and any of Employer’s affiliated entities were severed effective March 13, 2009; and

WHEREAS, Employer and Executive desire to sever their relationship amicably and completely, and therefore desire to compromise and settle, fully and finally, and with the utmost confidentiality, differences and disputes between them as described within this Agreement.

TERMS

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. The above Recital Paragraphs are incorporated into and made a part of this Agreement.

2. This Agreement constitutes the good faith settlement of any and all disputed potential claims Executive had, has, or may ever have against Employer and any affiliated, predecessor or successor organization or assignee, and each and every one of its or their past or present directors, officers, employees, agents, representatives, whether acting individually or in that capacity, and heirs, executors, administrators and assigns of all such persons, and any other persons acting by, through, under or in concert with them, as well as all like persons of any of its affiliated, predecessor, or successor entities (hereinafter the “RELEASEES”). This Agreement is not and shall not in any way be construed as an admission by Employer, or any of the RELEASEES, that Employer or any of the RELEASEES violated any federal, state or local law or is in any way liable to Executive. Employer specifically disclaims any liability to Executive or any other person, on the part of itself, and the RELEASEES. Likewise, this Agreement is not and shall not in any way be construed as an admission by Executive that he violated any federal, state or local law or is in any way liable to Employer or RELEASEES. Executive specifically disclaims any liability to Employer or any other person. The parties have entered into this Agreement for the sole purpose of resolving claims and charges and to further their mutual goals of an amicable separation.

3. Executive acknowledges that in conjunction with the severance of the employment relationship, that as of March 13, 2009, he has been paid and hereby acknowledges receipt of all wages, less applicable withholdings, which are due him through the date he ceased to be an employee of Employer (whether due under contract, practice, or law), including payments for accrued but unused PTO (approximated final gross amount of $15,154.25 with actual final gross amount to be determined based upon submission and approval of Executive’s final attendance records), and further acknowledges that he has been provided those benefits which are mandated by state or federal law, all of which are outside of this Agreement. Executive covenants and agrees that he has no claim to any further compensation from Employer under the any policy or practice of Employer or the Executive Employment Agreement including salary, commissions, bonuses or other form of compensation, other than as provided for in this Agreement.

4. Executive represents and promises that he has not assigned or transferred, or purported to assign or transfer, any claim or portion thereof, or interest therein, which is the subject of this Agreement to any person or entity.

5. Executive represents, warrants and covenants:

a. That he has been given at least twenty-one (21) calendar days from the date of delivery of this Agreement to him to consider the offer embodied by this Agreement prior to its execution, that he is under no compulsion from Employer to execute this document within a lesser time period, and that he has taken such time as he feels appropriate to consider this document and the offer it contains. In addition, it is agreed that any changes made to this Agreement will not restart the running of the twenty-one day consideration period.

b. That he was advised by Employer in writing, as evidenced herein, to consult with an attorney of his own choosing at the time the initial offer that is reflected in this Agreement was tendered to him, and that he accepted that offer knowingly and voluntarily, after having exercised his right to counsel to the extent deemed prudent by him, and having been fully advised or otherwise satisfied himself of his rights.

c. That the consideration called for by this Agreement is being provided in settlement of any and all disputed claims that the parties may have against each other and pursuant to the terms of this Agreement.

d. That he understands that notwithstanding any provision of this Agreement to the contrary, that the Release embodied herein does not apply to any alleged violation of the Age Discrimination in Employment Act which occurs after this Agreement has become “final.”

e. That this Agreement is written in such a manner that he understands its provisions.

f. That he has been advised that, notwithstanding anything in this Agreement to the contrary, if he accepts and executes this Agreement, he has a period of seven (7) calendar days following that date to revoke the Agreement. In furtherance of this statutory right, Executive and Employer agree and understand that the provisions of this Agreement shall not become “final” until the revocation period has run and the Agreement is not revoked. For purposes of this Agreement the day following the revocation period shall be the date this Agreement becomes “final;” provided no revocation has occurred.

6. As a material inducement to Employer to enter into this Agreement:

a. Executive irrevocably and unconditionally releases, acquits and forever discharges Employer and the RELEASEES from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity, which he ever had, now has, or he or his heirs, executors and administrators hereafter may have against Employer or any of the RELEASEES, from the beginning of time to the date this Agreement becomes “final,” but without limitation of the foregoing general terms, by reason of any claims against Employer or the RELEASEES arising from or related to any activity or action of Employer or the RELEASEES, including without limitation, any claims, demands or causes of action relating to or arising out of Executive’ recruitment, hiring, employment, the Executive Employment Agreement, or separation from employment with Employer, including any claims arising from any alleged violation by Employer or the RELEASEES of any federal or state constitution, statute, ordinance or common law, including, without limitation, any claims, demands or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the federal Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., the Consolidated Omnibus Budget Reconciliation Act; the Americans with Disabilities Act, 42 U.S.C. § 12111 et seq.; the Family and Medical Leave Act of 1993; state or local civil rights laws or ordinances (including, but not limited to, the Iowa Civil Rights Act, Chapter 216, Code of Iowa and the Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq ); federal or state common law (including, but not limited to, any claims for wages, for wrongful discharge, for violation of public policy, for violation of express or implied contract, breach of the covenant of good faith and fair dealing, for infliction of emotional distress or for punitive damages); federal or state administrative regulations; or any other local, state or federal statutory provisions.

b. Executive further agrees and promises that neither he, nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Employer or the RELEASEES involving any matter occurring in the past up to the date this Agreement becomes “final,” or involving any continuing effects of actions or practices which arose prior to the date this Agreement becomes “final,” or involving and based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement. Nothing in this Agreement is intended, nor shall it be construed, to preclude any action based on this Agreement. Nothing in this Agreement is intended to prevent Executive from filing a charge with any administrative agency; provided, however, that Executive waives his rights to recover any damages or other personal relief based on any claim, cause of action, demand, or lawsuit asserting a claim brought by Executive or on Executive’ behalf by any third party.

c. Notwithstanding anything in this Agreement to the contrary, the Release and Covenant Not To Sue in Paragraph 6(a) and (b) shall not apply to any claims that Executive may have for workers’ compensation benefits; claims for unemployment compensation benefits; rights to health insurance continuation under COBRA; rights to any vested pension or retirement benefits, including any vested benefits under the terms of the Restated Non-Contributory Retirement Plan for Cooperatives; or rights to vested benefits under the terms of the Second Amended and Restated Mutual Commitment Plan as modified from time to time.

d. Executive understands that any and all positions he may have held with Employer or any of its related entities, including any positions as an employee and as an officer were severed effective March 13, 2009. Executive agrees and recognizes that his employment relationship with Employer has been severed, and that neither Employer nor any successor organization has any obligation, contractual or otherwise, to rehire, re-employ, recall, or hire him in the future.

e. Executive agrees that he will cooperate with Employer by making himself accessible and available to provide consultation, and truthful testimony and assistance in connection with any legal proceeding, investigation, audit, or business matter in which Employer or any affiliated company or its or their successors, is involved and about which Executive has personal knowledge or information, pursuant to and consistent with the terms of Paragraph 16 of the Executive Employment Agreement. The parties agree that Paragraph 16 of the Executive Employment Agreements survives the termination of Executive’s employment, remains in effect, and Executive and Employer remain bound by those terms. Paragraph 16 of the Executive Employment Agreement is incorporated into and made a part of this Agreement as if set out fully herein.

f. Executive acknowledges that during his employment he was provided access to and knowledge of the business affairs and other vital information which were and are valuable, special and unique assets of Employer and the RELEASEES, and that he had certain common law duties, and a contractual duty under Paragraph 12 of the Executive Employment Agreement, to maintain such information about Employer and the RELEASEES as strictly confidential. Executive understands and agrees that, notwithstanding the termination of employment and any other relationships with Employer and the RELEASEES, he will abide by the non-disclosure provision of his Executive Employment Agreement, and will not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate any such information of Employer or the RELEASEES which he may have learned while affiliated with Employer and the RELEASEES, and further that he will protect such information and treat it as strictly confidential, except as required by law. The parties agree that that Paragraph 12 of the Executive Employment Agreements survives the termination of Executive’s employment, remains in effect, and Executive remains bound by those terms. Paragraph 12 of the Executive Employment Agreement is incorporated into and made a part of this Agreement as if set out fully herein. Executive further acknowledges this obligation, which arises both apart from and as part of this Agreement, also requires that he immediately return to Employer the original and every copy of any tangible thing that contains confidential or proprietary information of Employer or the RELEASEES.

g. Executive acknowledges, agrees and affirms that the Ownership of Intellectual Property and Business Opportunities, the Non-Compete and Non-Solicitation Provisions and related Remedies provision in Paragraphs 13-15 of the Executive Employment Agreement survive the termination of Executive’ employment, remain in effect, and Executive remains bound by those terms. Paragraphs 13-15 of the Employment Agreement are incorporated into and made a part of this Agreement as if set out fully herein.

h. Executive acknowledges and agrees that the obligations contained in Paragraphs 12-15 of his Executive Employment Agreement, are necessary for the protection of Employer and that Employer’s success largely depends upon the development, use and protection of its confidential and proprietary information, and customer relationships, which have all been developed at great expense and over a number of years, and to which Executive has had contact and access during the course of his employment with Employer. Thus, Executive acknowledges and agrees that any breach of his obligations under Paragraphs 12-14 of his Executive Employment Agreement or Paragraph 6 of this Agreement, will result in irreparable injury to Employer, its business and property, such that monetary damages alone would be an inadequate remedy, and that Employer is entitled to

(i) pursue injunctive relief to restrain such violations by Executive, (ii) recover any other damages, costs or attorney’s fees it may incur, and (iii) obtain all other remedies and damages to which Employer may be entitled at law or in equity.

i. Executive states and covenants that he has returned to Employer all company property, including but not limited to building access cards, credit cards, vehicles, computers, printers, cell phones, PDAs, manuals, files, documents, and data. Executive agrees to cooperate with Employer and provide any and all information, as needed, to assist Employer in transferring any leases, contracts, etc. related to such company property to Employer or a person designated by Employer.

j. Executive states and covenants that he does not have any outstanding loans or debts to Employer and that he agrees to immediately pay any and all personal expenses, if any, that he may owe to Employer.

k. Executive understands and agrees that he shall continue to be subject to and shall comply with the FCStone Group, Inc. Insider Trading Policy and blackout restrictions until the passing of two business days after Employer’s second quarter earnings for the current fiscal year have been publicly released by Employer.

7. In consideration of the promises and representations in Paragraph 6, when and if this agreement becomes “final,” Employer agrees to:

a. Pay Executive for any un-reimbursed reasonable and necessary business expense that Executive incurred on or before March 13, 2009; provided that Executive provides supporting documentation for any such expense.

b. Reimburse Executive for any out-of-pocket expenses related to Executive’s physical examination which occurred in 2009; provided that Executive provides supporting documentation for any such expense.

c. Pay Executive severance pay in the gross amount of $528,000 less applicable withholding and deductions. This amount shall be paid to Executive in a lump-sum payment no later than April 30, 2009.

d. Pay Executive a 2008 LTIP award in the gross amount of $943,605.40 less applicable withholding and deductions. This amount shall be paid to Executive in a lump-sum payment in December of 2009.

e. Agree that any stock options previously awarded to Executive shall become automatically vested. Executive shall have until March 12, 2012 or the exercise expiration date whichever is first within which to exercise any such options, subject to Sub-paragraph 6(k).

e. Pay Executive any monies that he is owed under the Second Amended and Restated Mutual Commitment Plan, as modified from time to time. Such payment shall be made pursuant to the terms of said Plan.

Executive represents, states and promises that will accept the foregoing in full, final and complete settlement of all claims he may have, and which he is releasing, under this Agreement including any claims for pay, compensatory damages, punitive damages, liquidated damages, attorneys fees, and expenses or costs which Executive may have, or may have incurred.

It is the intent of the parties that all compensation and benefits payable hereunder shall fully comply with the requirements of Section 409A of the Internal Revenue Code of the United States. In the event of any conflict between this Agreement and Section 409A, the provisions of Section 409A shall control. Executive is a “specified employee” (as determined in accordance with Section 409A and Treasury Regulation Section 1.409-3(i)(2) and, as such, certain payments to which Executive is entitled may not be made during the first 6 months following the Termination Date and shall be paid as is otherwise provided in this Agreement.

8. Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he is fully aware of his rights to discuss any and all aspects of this matter with an attorney chosen by him, and that he is knowingly and voluntarily entering into this Agreement, and that neither Employer nor its directors, agents, representatives or attorneys, nor Executive’ counsel has made any representations concerning the terms or effects of this Agreement other than those contained herein.

9. This Agreement shall be binding upon Executive and upon Executive’ heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the RELEASEES and to their heirs, administrators, representatives, executors, successors, and assigns. Paragraph 7 of this Agreement shall be binding upon Employer and upon Employer’s successors and assigns, and shall inure to the benefit of the persons identified therein, and to their heirs, administrators, representatives, executors, successors and assigns.

10. Executive and Employer expressly acknowledge that, except as specifically provided herein, this Agreement is intended to include in its effect, without limitation, all claims which have arisen and of which the releasing party knows or does not know, should have known, had reason to know or suspects to exist in the releasing party’s favor at the time of execution hereof, that this Agreement contemplates the extinguishment of any such claim or claims.

11. Should any income tax liability arise or accrue under local, state or federal tax laws, beyond the withheld amounts, as a result of any consideration provided pursuant to this Agreement, Executive agrees to timely pay any and all such obligations and to hold Employer and the RELEASEES harmless therefrom. However, if payments made to the Executive under the terms of this separation agreement cause the Executive to be subject to excise tax under Internal Revenue Code (IRC) Section 409A, the Employer will reimburse the Executive for all excise tax and related penalties and interest imposed within 60 days of payment of these liabilities by the Executive. If after termination, Executive becomes subject to the excise tax imposed by IRC Section 4999, the Employer will reimburse the Executive for all excise tax and related penalties and interest imposed within 60 days of payment of these liabilities by the Executive.

12. As a further material inducement to Employer to enter into this Agreement, Executive agrees to indemnify and hold Employer and the RELEASEES harmless from and against any and all loss, cost, damage, or expense, including, without limitation, actual attorney fees, incurred by Employer or the RELEASEES, arising out of any breach of this Agreement by Executive or the fact that any representation made herein by Executive was false when made.

13. Employer agrees to irrevocably and unconditionally release, acquit and forever discharge Executive from any and all known, but not unknown, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred) arising out of Executive’s employment with Employer. This release does not include within its scope any claims that Employer may have against Executive based on illegal conduct, fraud or unethical conduct of Executive, claims that are unknown to Employer at the time of execution of this Agreement, or claims that may arise in the future. Employer and Executive agree that Executive shall be entitled to indemnification and a legal defense to the full extent allowed by Article V (Liability and Indemnification) of the Bylaws of Employer.

14. This Agreement is made and entered into in the State of Missouri and shall in all respects be interpreted, enforced and governed under the laws of said State, without regard to the application of Missouri’s choice of law rules. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Kansas City, Missouri, by an arbitrator chosen by the parties. The arbitration, whether administered by a private arbitrator chosen by the parties or by the American Arbitration Association, shall be conducted in accordance with the employment dispute rules then existing of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The Arbitrators shall be bound to issue their decision in accordance with applicable law. The parties shall be free to pursue any remedy before the arbitrator that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrator shall be final and binding. The costs of the arbitration, including administration costs and arbitrator fees, shall be borne by the party that incurred them. Notwithstanding this arbitration provision, the parties agree and understand that Employer is not required to submit a dispute involving Executive’s alleged breach of any of his obligations under Sub-Paragraphs 6(f),(g), and (h) to arbitration and may commence an action in a court of competent jurisdiction with respect to such claim.

16. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, such provision shall be deemed no longer a part of this Agreement, but the remaining parts, terms or provisions will remain in full force and effect. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same. A waiver by any party of any breach of any provision of this Agreement shall not operate, or be construed as, a waiver by such party of any breach of any other provision, or as a waiver of any later breach.

17. This Agreement sets forth the entire agreement between the parties hereto, pertaining to the subject matter herein, and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties regarding Executive’ employment or separation therefrom, whether oral or written, including but not limited to the Executive Employment Agreement, and the FCStone Group, Inc. Change in Control Severance Plan. Notwithstanding the preceding language, the parties agree and understand that the provisions of Executive’ Employment Agreement, which are referenced herein in Sub-Paragraphs 6 (e-h) survive the termination of Executive’s employment with Employer. The parties also agree that nothing in this Agreement is intended to waive, supersede or render null and void the Restated Non-Contributory Retirement Plan for Cooperatives; or the Second Amended and Restated Mutual Commitment Plan and Executive’s rights to any benefits under those Plans shall be governed by the terms of those Plans.

18. This Agreement will not become final, binding and effective unless and until it has been approved through a duly adopted resolution of the Board of Directors of Employer.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS. THE SIGNATORIES HERETO ACKNOWLEDGE THAT THEY HAVE EACH READ THE FOREGOING DOCUMENT, AND UNDERSTAND ITS TERMS, AND FREELY AND VOLUNTARILY SIGN THE SAME.

FCSTONE GROUP, INC.		STEVE GUTIERREZ, EXECUTIVE

By:	/s/ Paul G. Anderson	/s/ Steve Gutierrez

Its:	Chief Executive Officer

Date:	March 19, 2009	Date:	March 19, 2009

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ORIGINAL EXECUTION

STATE OF MISSOURI	)
	)	SS:
COUNTY OF CLAY	)

STEVE GUTIERREZ, a person known to me, appeared before me and, being first duly cautioned and sworn on oath, this 19th day of March, 2009, signed the foregoing in my presence and deposed and stated that said act was his voluntary act and deed.

/s/ Dennis S. Stuart
Notary Public in and for the State of Missouri